Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 Central Securities Corporation (Exact name of registrant as specified in its charter)

Delaware	13-1875970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

630 Fifth Avenue, Suite 820 New York, New York	10111
(Address of Principal Executive Offices)	(Zip Code)

Central Securities Corporation 2012 Incentive Compensation Plan
(Full title of the plan)

MARLENE A. KRUMHOLZ
Vice President and Secretary
Central Securities Corporation
630 Fifth Avenue, Suite 820
New York, New York 10111
(Name and address of agent for service)

(212) 698-2020
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	1,000,000 shares	$22.01	$22,010,000	$2,523

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on March 16, 2012, as reported on NYSE Amex.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form N-CSR of Central Securities Corporation (the “Company”) for the fiscal year ended December 31, 2011; and

(b)
The description of the Company’s Common Stock, par value $1.00 per share, contained in our registration statement filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as updated in Amendment No. 15 to the Company's Registration Statement on Form N-2 as filed with the Commission on March 27, 1992, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4.  Description of Securities.

This Item is not applicable.

Item 5.  Interests of Named Experts and Counsel.

This Item is not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is a Delaware Corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, and vote of stockholders or disinterested directors or otherwise.

Section 54 of the Company’s By-Laws, as amended (the “By-Laws”), provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person (a) is or was a director, officer, employee or agent of the Company, or (b) serves or served any other enterprise as a director, officer, employee or agent at the request of the Company, including all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to the fullest extent permitted by, and in accordance with, the DGCL.

Under the By-Laws, however, the Company is not required to indemnify any director or officer against any liability to the Company or to its security holders that arises from the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the person’s office (“Disabling Conduct”) unless there has been (a) a final decision on the merits by a court or other body before whom the proceeding was brought that such director or officer was not liable by reason of Disabling Conduct or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that such director or officer was not liable by reason of Disabling Conduct, by (i) the vote of a majority of a quorum of directors who are neither “interested persons” of the Company as defined in section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding or (ii) independent legal counsel in a written opinion.

Item 7.  Exemption from Registration Claimed.

This Item is not applicable.

Item 8.  Exhibits.

4.1	Certificate of Incorporation of the Company, as amended.
4.2	By-laws of the Company, as amended.

4.3
Central Securities Corporation 2012 Incentive Compensation Plan, included as Exhibit A to the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders, is hereby incorporated by reference.

5	Opinion of Chadbourne & Parke LLP, as to the legality of any newly issued shares of Common Stock covered by this registration statement.
23.1	Consent of KPMG LLP, an independent registered public accounting firm.
23.2	Consent of Chadbourne & Parke LLP, contained in the opinion filed as Exhibit 5 to this registration statement.

Item 8.  Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of March, 2012.

CENTRAL SECURITIES CORPORATION
By: /s/ Marlene A. Krumholz Marlene A. Krumholz Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 21st day of March, 2012 by the following persons in the capacities indicated:

Signature	Title
/s/ Simms C. Browning Simms C. Browning	Director
/s/ Donald G. Calder Donald G. Calder	Director
/s/ David C. Colander David C. Colander	Director
/s/ Jay R. Inglis Jay R. Inglis	Director
/s/ C. Carter Walker Jr. C. Carter Walker, Jr.	Director

/s/ Wilmot H. Kidd Wilmot H. Kidd	Chairman of the Board, President (principal executive officer) and Director
/s/ Lawrence P. Vogel Lawrence P. Vogel	Vice President and Treasurer (principal financial and principal accounting officer)

EXHIBIT INDEX

Exhibit Number
4.1	Certificate of Incorporation of the Company, as amended.
4.2	By-laws of the Company, as amended.
4.3
Central Securities Corporation 2012 Incentive Compensation Plan, included as Exhibit A to the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders, is hereby incorporated by reference.

5	Opinion of Chadbourne & Parke LLP, as to the legality of any newly issued shares of Common Stock covered by this registration statement.
23.1	Consent of KPMG LLP, an independent registered public accounting firm .
23.2	Consent of Chadbourne & Parke LLP, contained in the opinion filed as Exhibit 5 to this registration statement.